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Exhibit 21

Aquila, Inc.
Subsidiaries

Subsidiary	Jurisdiction of Incorporation
Aquila Merchant Services, Inc.	Delaware
MEP Holdings, Inc.	Delaware
UtiliCorp Asia Pacific, Inc.	Delaware
UtiliCorp Asia Pacific Pty Ltd.	Australia
UtiliCorp Australia, Inc.	Delaware
UtilCo Group Inc.	Delaware
UtiliCorp South Pacific, Inc.	Delaware
Aquila Networks Canada Corp.	Province of Alberta
Aquila Networks Canada (Alberta) Ltd.	Province of Alberta

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  Exhibit 21